PURCHASE AGREEMENT

PURCHASE AGREEMENT (this “Agreement”) dated as of May 5, 2006 between SKS VENTURES, LLC, a Colorado limited liability company ("Buyer"), and EQUI-MOR HOLDINGS, INC., a Nevada corporation ("Seller").

R E C I T A L S:

Seller owns 100% of the outstanding limited liability company interests (the “Interests”) of ABS School Services, LLC (the “Company”), which owns and operates a financing and management business services business for charter schools (the "Business"); and

Seller desires to sell to Buyer the Interests, and Buyer desires to purchase the Interests from Seller, subject to the terms and conditions set forth in this Agreement.

In consideration of the premises and mutual covenants contained in this Agreement, the parties agree as follows (capitalized terms not otherwise defined are defined in Exhibit A):

SECTION 1
PURCHASE AND SALE

1.1  Sale and Purchase of Interests. Subject to and upon the terms and conditions contained herein, at the Closing (as hereinafter defined), Seller shall sell to Buyer, and Buyer shall purchase from Seller, the Interests.

1.2  Closing. Subject to the terms hereof, the closing of the transactions contemplated hereby (the "Closing") shall occur on or about May 5, 2006 (the "Closing Date") at such place or in such manner as shall be mutually agreed by the parties.

1.3  Purchase Price. The aggregate consideration to be paid by Buyer to Seller for the Interests shall be $7,370,000 (the “Purchase Price”). The Purchase Price shall be paid in cash, including $4,000,000 in proceeds from a loan to Buyer by Matrix Capital Bank (the “Bank”), an affiliate of Seller, pursuant to which the Interests will be pledged to the Bank. Notwithstanding the purchase of the Interests by Buyer, Buyer and Seller agree that Seller will remain responsible for the Excluded Liabilities.

SECTION 2
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as set forth on the Disclosure Schedules attached hereto, Seller hereby represents and warrants to Buyer as of the date hereof and as of the Closing Date as follows:

2.1  Organization, Power and Authority of Seller. Seller is a corporation duly organized and legally existing in good standing under the laws of Nevada, and has full power and authority to carry on its business as now being conducted. Seller is in good standing in each jurisdiction in which its business or property would require that it be qualified, except as would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller.

2.2  The Companies. Seller owns the Interests, which constitute 100% of the outstanding limited liability company membership interests of the Company. The Company owns 100% of the outstanding limited liability company membership interests of New Century Educational Management Services, LLC (“NCEMS", and together with the Company, the “Companies”). Each of the Companies is a limited liability company, duly organized and legally existing in good standing under the laws of Arizona, and has full power and authority to carry on its businesses as now being conducted. Each of the Companies is in good standing in each jurisdiction where its business or property would require that it be qualified, except as would not reasonably be expected to have a Material Adverse Effect.

2.3  Binding Obligation; Non-contravention. This Agreement has been duly executed and delivered by Seller and is the valid and binding obligation of Seller enforceable in accordance with its terms. Except as described in Schedule 2.3 to this Agreement, neither the execution and delivery of this Agreement by Seller nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provisions of Seller's Articles of Incorporation or bylaws or either of the Companies’ Articles of Organization or operating agreements or any decree or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against Seller or any of the Companies; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any Contract that is binding upon or enforceable against Seller or either of the Companies except, in the case of this clause (ii), as would not reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.3, no permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by Seller and the consummation of the transactions contemplated hereby.

2.4  Ownership of Interests and Assets. At Closing Seller shall have good and valid title to the Interests, free and clear of all Encumbrances, except for restrictions imposed by applicable state and federal securities laws. At Closing, Buyer shall acquire 100% of the outstanding equity interests of the Company. Each of the Companies has good and valid title to the assets listed on Schedule 2.4, free and clear of all Encumbrances other than those disclosed on Schedule 2.4. The Companies' fixed assets are in good operating condition, normal wear and tear excepted.

2.5  Valid Transfer of Interests. At Closing, the Interests, when sold and delivered to Buyer in accordance with the terms of this Agreement for the consideration expressed herein, will be sold and transferred in compliance with or pursuant to an exemption from registration or qualification under all applicable federal and state securities laws.

2.6  Financial Statements of the Company. Seller has previously delivered to Buyer the Companies’ combined loan trial balance as of March 31, 2006 (the “Loan Trial Balance”), the following financial statements of the Companies (the “Financial Statements”) and a pro forma balance sheet of the Companies at March 31, 2006 giving effect to the transactions contemplated hereby (the "Pro Forma Balance Sheet"):

(i)   unaudited balance sheets of the Companies at December 31, 2005;

(ii)   unaudited income statements of the Companies for the twelve-month period ended at December 31, 2005;

(iii)   unaudited balance sheets of the Companies at March 31, 2006; and

(iv)   unaudited income statements of the Companies for the three-month period ended at March 31, 2006.

The Financial Statements, the Loan Trial Balance and the Pro Forma Balance Sheet are attached hereto as Schedule 2.6 of the Disclosure Schedules. Except as set forth in Schedule 2.6, the Financial Statements (a) have been prepared consistently with the books and records of Matrix Bancorp Inc., Seller and the Companies, (b) fairly present the financial position of the Companies as of the dates specified and the results of operations of the Companies in all material respects for the periods covered thereby, and (c) have been prepared in conformity with generally accepted accounting principles applied on a consistent basis other than the lack of footnotes. Except as set forth in Schedule 2.6, the Loan Trial Balance and the Pro Forma Balance Sheet have been prepared consistently with the books and records of Matrix Bancorp Inc., Seller and the Companies. The unaudited balance sheet of the Company at March 31, 2006 (including the notes pertaining thereto, if any) included in Schedule 2.6 is hereafter referred to as the "Last Balance Sheet."

2.7  Liabilities of the Company. None of the Companies have liabilities or obligations, direct or indirect, asserted or unasserted, known or unknown, accrued or unaccrued, absolute, contingent or otherwise, in each case greater than $25,000, except: (i) to the extent reflected or taken into account in determining net worth in the Last Balance Sheet and not heretofore paid or discharged or classified as Excluded Liabilities and (ii) normal liabilities incurred in the ordinary course of business, consistent with prior practice, since the date of the Last Balance Sheet.

2.8  Contracts.

(a)   To Seller’s knowledge, Schedule 2.8 lists all Contracts (other than those referenced on Schedule 2.4 or reflected in the Financial Statements or the Loan Trial Balance) which, following Closing:

(i)   are with any present or former stockholder, director, officer, employee, partner or consultant of any of the Companies or any Affiliate thereof;

(ii)   provide for non-competition agreements which restrict any of the Companies from doing business in a specified area or geographic location;

(iii)   relate to the hiring or leasing of employees outside of the ordinary course of business; or

(iv)   any otherwise material to either of the Companies and outside of the ordinary course of business.

(b)   To Seller’s knowledge, neither of the Companies is in default in any material respect under any material Contract.

(c)   To Seller’s knowledge Neither of the Companies has received any notice from, or given any notice to, any other party indicating that one of the Companies or such other party, as the case may be, is in default under any material Contract.

(d)   To Seller's knowledge, none of the other parties to any material Contract is in default in any material respect thereunder.

(e)   To Seller's knowledge, each of the material Contracts is enforceable against the other parties thereto in accordance with the terms thereof.

(f)   For purposes of this Section 2.8, unwritten employment arrangements with employees in the ordinary courses of business are not Contracts required to be listed on Schedule 2.8.

2.9  Licenses and Permits of the Companies. The Companies possess all licenses and other required governmental or official approvals, permits or authorizations, except where the failure to possess would not reasonably be expected to have a Material Adverse Effect. All such licenses, approvals, permits and authorizations are in full force and effect, the Companies are in compliance with their requirements, and no proceeding is pending or, to the knowledge of Seller, threatened to suspend, revoke or amend any of them. To Seller’s knowledge, except as set forth in Schedule 2.9, none of such licenses, approvals, permits and authorizations are or will be impaired or in any way affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

2.10  Litigation. Except as set forth in Schedule 2.10, there are no actions, suits, claims, governmental investigations, audits, or arbitration proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or either of the Companies or any of their assets or properties and, to the knowledge of Seller, there is no basis for any of the foregoing. There are no outstanding orders, decrees or stipulations issued by any federal, state, local or foreign judicial or administrative authority in any proceeding to which the Seller or either of the Companies are or were a party.

2.11  No Material Adverse Change. Since the date of the Last Balance Sheet, there have been no changes in the business or properties of the Companies, or in their financial condition, other than changes occurring in the ordinary course of business that in the aggregate would not reasonably be expected to have a Material Adverse Effect. There is not, to the knowledge of Seller, any threatened or prospective event or condition of any character whatsoever that could materially and adversely affect the assets, properties, business, financial condition or results of operations of the Companies taken as a whole.

2.12  Absence of Certain Acts or Events. Since the date of the Last Balance Sheet, other than those distributions made and actions taken by the Companies in contemplation of this Agreement, which are listed in Section 5.2 of this Agreement, neither of the Companies has: (i) authorized or issued any additional equity interests or other securities; (ii) made any distributions with respect to its outstanding membership interests or purchased or redeemed any of its membership interests or other securities; (iii) sold, leased, transferred or assigned any of its assets other than in the ordinary course of business; (iv) other than in the ordinary course of business, incurred any material obligations or liabilities (including any indebtedness) or entered into any material Contract, obligation or other transaction, except for this Agreement and the transactions contemplated hereby; (v) materially changed any of its Tax or accounting polices; (vi) increased the compensation payable to any of its respective employees other than in the ordinary course of business; (vii) experienced any material damage, destruction or loss (whether or not covered by insurance); or (viii) otherwise taken any action outside the ordinary course of business that had a Material Adverse Effect on either of the Companies.

2.13  Employees.

(a)   No current officer or employee of either of the Companies is a party to any written employment agreement or union or collective bargaining agreement. No union has been certified or recognized as the collective bargaining representative of any of such employees or has attempted to engage in negotiations with either of the Companies regarding terms and conditions of employment. No unfair labor practice charge, work stoppage, picketing, harassment or other such activity relating to labor matters has occurred during the past five years or is pending. To Seller's knowledge, there are no current or threatened attempts to organize or establish any labor union to represent any employees of the Companies. Each of the Companies is in compliance in all material respects with all requirements of Laws governing employee relations that may be applicable to the Business, including anti-discrimination Laws, immigration, wage and hour Laws, labor relations Laws and occupational safety and health Laws, and no suits, charges or administrative proceedings relating to any such Law are pending or, to Seller's knowledge, have been threatened.

(b)   Schedule 2.13 sets out a list of all salaried employees of the Companies, together with their current salary and bonus paid, if any, for 2005. No outstanding offer of employment has been made by either of the Companies to any Person nor has any Person accepted an offer of employment made by either of the Companies but who has not yet commenced such employment. All Persons whom the Companies have engaged as independent contractors are properly classified as independent contractors for Tax purposes.

2.14  Employee Benefits.

(a)   True and correct copies or summaries of existing employee benefit plans (the "Benefit Plans") generally provided by the Companies to their existing employees have been previously provided to Buyer and are listed in Schedule 2.14 of the Disclosure Schedules. Each of the Benefit Plans complies in form in all material respects and has been administered in all material respects in accordance with all applicable requirements of Law.

(b)   There is no pending or, to the knowledge of Seller, threatened claim which alleges any violation of any Benefit Plan by any employee or any participant or beneficiary against any Benefit Plan.

(c)   All contributions required to have been made by the Companies or any of their Affiliates to any Benefit Plan under its terms or pursuant to any Law have been made. There are no unfunded benefit obligations arising in any jurisdiction that are not accounted for by reserves shown on the Last Balance Sheet.

(d)   All accrued obligations of the Companies, whether arising by operation of law, by contract, or by past custom, for payments to trust or other funds or to any governmental body, with respect to unemployment compensation, social security, or any other benefits for employees of any of the Companies as of the date hereof, have been paid, or adequate accruals therefore have been provided on the Last Balance Sheet, and none of the foregoing has been rendered. Seller shall be responsible for funding the employer contribution portion of each of the Companies’ employees participation in the Matrix Bancorp, Inc. 401(k) Plan accrued through the Closing Date.

2.15  Compliance with Laws. The Companies have not made any kickback, bribe, or payment to any person or entity in violation of any federal, state, local or foreign law, rule or regulation, directly or indirectly, for referring, recommending or arranging business or customers with, to or for the Companies. The Companies are in material compliance (without obtaining waivers, variances or extensions) with all federal, state, local and foreign laws, rules and regulations that relate to the operations of the Business.

2.16  Real Property.

(a)   Schedule 2.16 of the Disclosure Schedules sets forth a complete and correct list of all real properties or premises that are owned, leased or used in whole or in part by any of the Companies (the "Real Property"). The properties listed on Schedule 2.16 of the Disclosure Schedules constitute all the real properties utilized by any of the Companies, including certain properties that are subject to lease purchase arrangements with charter schools that were conveyed by Seller to the Company prior to Closing in contemplation of the consummation of this Agreement (the “Lease Purchase Properties”). Complete and correct copies of all leases (the "Leases") concerning such Real Property, including the Leases covering the Lease Purchase Properties (the “Lease Purchase Contracts”), have been delivered to Buyer.

(b)   Other than the Lease Purchase Contracts, each Lease is valid and binding, as between one of the Companies and the other party or parties thereto, and one or more of the Companies is a tenant or possessor in good standing thereunder, free of any material default on the part of the Companies and, to Seller's knowledge, free of any default on the part of the lessors thereunder, and quietly enjoys the premises provided for therein.

(c)   Each Lease Purchase Contract is valid and binding, as between one of the Companies and the other party or parties thereto, free of any material default on the part of the Companies and, to Seller's knowledge, free of any default on the part of the lessees thereunder.

2.17  Intellectual Property.

(a)   All Contracts involving consideration with a value of $25,000 or more annually (other than those terminable with no more than 30 days notice without penalty or other cost) to which either of the Companies is a party or by which either of the Companies is bound relating to any Proprietary Rights, except for any perpetual, paid-up royalty and transferable rights licensed to any of the Companies for off-the-shelf Software, are included in Schedule 2.8. To Seller’s knowledge, neither of the Companies has received any written notice, or otherwise is aware of, any outstanding or threatened disputes, disagreements or breaches with respect to any such Contract. The Companies do not own, license, use or rely upon any patents or trademarks.

(b)   To Seller's knowledge, the operation of the Business as currently conducted has not, does not and will not, when conducted by Buyer in substantially the same manner following the Closing, interfere with, infringe, misappropriate or violate any Proprietary Rights of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction. To Seller’s knowledge, neither of the Companies has received notice from any other Person claiming that the operation of the business or any Proprietary Right used by any of the Companies interferes with, infringes, misappropriates or violates any Proprietary Rights of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

2.18  Affiliate Interests. To Seller’s knowledge, neither of the Companies is a party to any transaction outside of the ordinary course of business with (i) any employee, officer or director of one of the Companies, (ii) any relative of any such employee, officer or director, or (iii) any Person that, directly or indirectly, is controlled by or under common control with the Company or with any such employee, officer, director or relative.

2.19  Broker's or Finder's Fee. Neither Seller nor any of its Affiliates have employed, or are liable for the payment of any fee to, any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

2.20  Effect of Buyer’s Knowledge. Seller shall not be deemed to have violated any of the foregoing representations and warranties or to have breached this Agreement if and to the extent that, at the time of execution of this Agreement, Buyer knew of the information that would otherwise constitute a violation of such representation or warranty.

2.21  Loan Servicing. Prior to Closing, (a) the Loans reflected in the Loan Trial Balance have been originated and serviced by the Company in accordance with all applicable laws, rules and regulations and (b) the Companies performed their obligations and responsibilities under their current and past service agreements in accordance with the terms of such agreements and applicable law.

SECTION 3
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as set forth on the Disclosure Schedules attached hereto specifically identifying the Section hereof to which each such exception relates, Buyer hereby represents and warrants to Seller as of the Closing Date as follows:

3.1  Organization, Power and Authority of Buyer. Buyer is a limited liability company duly organized and legally existing in good standing under the laws of Colorado, and has full limited liability company power and authority and all licenses and permits necessary to own or lease its properties and to carry on its business as it is now being conducted. Buyer is in good standing in each jurisdiction in which its business or property is such as to require that it be thus qualified, except as would not reasonably be expected to have a Material Adverse Effect. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary limited liability company action of Buyer.

3.2  Binding Obligation; Noncontravention. This Agreement has been duly executed and delivered by Buyer and is a valid and binding obligation of Buyer, enforceable in accordance with its terms. Neither the execution and delivery of this Agreement by Buyer nor the consummation of the transactions contemplated hereby will: (i) conflict with or violate any provisions of Buyer's Articles of Organization or operating agreement or of any decree or order of any court or administrative or other governmental body which is applicable to, binding upon or enforceable against Buyer; or (ii) result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under, any mortgage, contract, agreement, indenture or other instrument which is binding upon or enforceable against Buyer. No permit, consent, approval or authorization of, or declaration to or filing with, any regulatory or other governmental authority is required in connection with the execution and delivery of this Agreement by Buyer and the consummation of the transactions contemplated hereby.

3.3  Investment Representations.

(a)   Buyer is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D under the Securities Act of 1933 (the "Securities Act").

(b)   Buyer is acquiring the Interests for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Interests.

(c)   Buyer understands that the securities being sold hereby have not been registered under the Securities Act, or applicable state securities laws, and are being issued in reliance on exemptions from the registration requirements of Section 5 of the Securities Act and in reliance on exemptions from the registration requirements of certain state securities laws. Because the Interests have not been registered under the Securities Act or applicable state securities laws, the Interests may not be re-offered or resold except through a valid and effective registration statement or pursuant to a valid exemption from the registration requirements under the Securities Act and applicable state securities laws.

(d)   Buyer acknowledges that, since the execution of April 21, 2006 letter of intent between Buyer and Seller relating to the transactions to be effected by this Agreement, Buyer and its managers, officers, employees, agents, and representatives have been afforded reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books, and records of the Companies.

SECTION 4
COVENANTS AND AGREEMENTS

4.1  Further Action; Commercially Reasonable Efforts. The parties agree to execute and deliver all further instruments, certificates and documents and to take such further action as may be reasonably necessary to more fully carry out the intent and the purposes of this Agreement. The parties shall use their respective commercially reasonable efforts to resolve such objections, if any, as may be asserted with respect to the transactions contemplated hereby under the laws, rules, guidelines or regulations of any governmental entity.

4.2  Notification of Certain Matters. Each party shall give prompt notice to the other party hereto of the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would cause any representation or warranty of either party contained in this Agreement to be untrue or inaccurate in any material respect at the Closing or would cause any material failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder.

4.3  Access. If the Closing of the transactions contemplated by this Agreement do not occur immediately upon the execution hereof, then from the date of execution of this Agreement until the Closing, then Seller will, and will cause the Companies to, give Buyer and its managers, officers, employees, agents, and representatives reasonable access, during normal business hours and upon reasonable notice, to the personnel, properties, books, and records of the Companies; provided, however, that such access shall not unreasonably disrupt the normal operations of any of Seller or the Companies. Following the Closing, Buyer will, and will cause the Companies to, grant Seller and its officers, employees, agents, and representatives reasonable access, during normal business hours and upon reasonable notice, to the books and records of the Companies relating to the period of time that the Companies were owned by Seller, if and to the extent that information in such books and records is required for any Tax returns or filings or for any filings made by Matrix Bancorp, Inc. with the Securities and Exchange Commission or other securities regulators; provided, however, that such access shall not unreasonably disrupt the normal operations of any of Buyer or the Companies.

4.4  Ordinary Conduct. If the Closing of the transactions contemplated by this Agreement do not occur immediately upon the execution hereof, then Seller will, from the date of execution of this Agreement until the Closing, cause the business of the Companies to be conducted in the ordinary course in substantially the same manner as presently conducted except as expressly contemplated otherwise by this Agreement.

4.5  Purchase Price Allocation. Buyer and Seller shall allocate the Purchase Price among the assets of the Companies in accordance with their respective fair market values, with the balance allocated to goodwill, substantially as set forth on Schedule 4.6 attached hereto, and the parties agree to adhere to such allocations for tax reporting purposes.

4.6  Taxes. Seller shall be responsible for the payment of all Taxes incurred by the Companies through the Closing Date, and Buyer shall be responsible for the payment of all Taxes incurred by the Companies following the Closing Date.

4.7  Liabilities. To the extent possible, at Closing the Companies shall have distributed to Seller, and Seller shall have assumed, the Excluded Liabilities.

4.8  Office Space. Seller hereby leases to Buyer, for the continuing use of the Companies, the office space currently utilized by the Companies in Phoenix, Arizona for the period beginning immediately after the Closing Date until November 30, 2006 at a rental rate of $1 per month, with Buyer waiving any and all rights to holdover tenancy or other similar rights.

4.9  Retention Bonuses. Seller agrees to contribute $10,000 toward retention bonuses paid by Buyer or the Companies to management employees of the Companies and to contribute up to an additional $30,000 to match contributions made by Buyer for such purpose.

4.10  St. Louis Properties. Buyer agrees that, following the Closing it will provide general oversight for Seller’s Linton and St. Boniface properties (the “St. Louis Properties”) and specified financial services for each of the St. Louis Properties, namely sublease negotiations, rent collection from subtenants and rent payment to the lessor for the St. Boniface property and lease negotiations, rent collection from tenants and remittance of such collections to Seller for the Linton property, together with such other management services as are expressly assumed in writing by Buyer, in exchange for a payment of $7,500 per calendar quarter, payable in arrears, commencing on June 30, 2006. Buyer shall not be required to provide any on-site property management or other similar services. The obligation of Buyer to provide these services to Seller may be terminated by either party upon 60 days notice to the other beginning 90 days after the date of this Agreement. Seller agrees that, if it closes a sale or other disposition of the Linton property that was initially presented by Buyer, Seller will pay to Buyer a structuring fee upon such closing in an amount to be negotiated between Buyer and Seller but not to be less than $250,000, provided, however, that nothing herein obligates Seller to accept or approve any sale or disposition proposed by Buyer and Seller reserves the right to require such terms, including but not limited to price, as Seller may deem appropriate, in its sole discretion.

4.11  Remarketing of Class A Pass-Through Certificates. Seller agrees to cause its Affiliate, First Matrix Investment Services Corp. (“First Matrix”), to continue to provide remarketing services with respect to the Class A Pass-Through Certificates as described in the Master Placement Agency and Remarketing Agreement of the First Matrix Charter School Trust II for a period of one year following the date hereof, for which First Matrix will continue to receive its annual fee of 12.5 basis points. Buyer or the Company may terminate the remarketing services at any time.

4.12  Sale Within First Year. If on or prior to the one year anniversary of this Agreement, Buyer or the Companies sell, transfer or assign, directly or indirectly, all or substantially all of the Interests, the Companies or the assets of the Companies, including a merger, membership interest exchange or other limited liability company level transaction (each of the foregoing, a “Sale”), in each case for a net sales price (the “Sale Price”) greater than the Purchase Price, Buyer shall pay to Seller 50% of the difference between the Sale Price and the Purchase Price (the “Margin”). Buyer shall pay this amount to Seller no later than five business days after the Sale. The Margin shall be adjusted for any assets or Interests excluded from, or otherwise not considered in valuing, the assets or Interests or Companies sold or disposed of in the Sale in order to most equitably calculate the profit earned by Buyer or the Companies in any such Sale.

SECTION 5
CONDITIONS

5.1  Conditions to Each Party's Obligations. While the parties presently contemplate that the Closing will take place immediately upon the execution of this Agreement, if for any reason the Closing is delayed and does not occur until some period of time greater than one business day, then the respective obligations of each party to effect the transactions contemplated in this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any or all of which may be waived by both parties in writing, in whole or in part, to the extent permitted by applicable law:

(a)   No statute, rule, regulation, order, decree or injunction shall have been enacted, entered, promulgated or enforced by a governmental entity that prohibits the consummation of the transactions contemplated in this Agreement, and no proceeding that has a reasonable probability of resulting in such effect shall be pending; and

(b)   All authorizations, consents and approvals required to be obtained prior to consummation of the transactions contemplated in this Agreement shall have been obtained other than the consent from the Arizona Department of Banking regarding the change in control of the Company with respect to the Companies’ Arizona Commercial Mortgage Banking license, the receipt of which is waived by Buyer.

5.2  Conditions to the Obligation of Buyer. Irrespective of the timing of the Closing, the obligation of Buyer to effect the transactions contemplated in this Agreement is further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)   The representations and warranties of Seller contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing, as if made at and as of such time;

(b)   Seller shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c)   Seller shall have caused the Company to distribute all of the following assets to one or more affiliates other than the Companies:

(i)   the outstanding membership interests of Charter Facility Funding, LLC and New Century Academy Property Management Group, LLC;

(ii)   the Company’s interests in the Flower Mound, Texas property (“Flower Mound”) (which shall include any property, including cash, received by the Company in any sale, transfer or any other disposition of Flower Mound or any part thereof, to any third party) and the Linton and St. Boniface properties in St. Louis, Missouri; and

(iii)   the Deferred Tax Asset, Current Tax Receivable and Intercompany Receivable set forth on the Last Balance Sheet.

(d)   Seller shall have delivered or caused to be delivered to Buyer all of the following documents:

(i)   Assignments by Seller of each of the Lease Purchase Contracts to the Company;

(ii)  a Transition Services Agreement between Seller and Buyer in the form of Exhibit B hereto;

(iii) a written waiver of the applicable provisions of (A) the November 4, 2005 Severance, Separation and Release Agreements between Matrix Bancorp, Inc., Matrix Capital Bank, Matrix Bancorp Trading, Inc., First Matrix Investment Services Corp., First Matrix, LLC, ABS School Services, LLC, Matrix Financial Services Corporation, Matrix Funding Corp., MTXC Realty Corp., Sterling Trust Company, The Vintage Group, Inc., Vintage Delaware Holdings, Inc., the Company, MSCS Ventures, Inc., Charter Facilities Funding, LLC, Charter Facilities Funding III LLC and Community Development Funding I, LLC (collectively, the “Matrix Parties”) and each of Mark Spencer and Richard Schmitz and (B) the November 4, 2005 Retention, Separation and Release Agreement between the Matrix Parties and David Kloos, with respect to the transactions contemplated hereby, executed by the Matrix Parties;

(iv)  a certificate duly executed by the chief executive officer of Seller in the form of Exhibit C;

(v)  a certificate, duly executed by the secretary of Seller, certifying: (A) a copy of Seller's Certificate of Incorporation, (B) a copy of Seller's by-laws; (C) as to the incumbency and signatures of Seller's officers who signed this Agreement and any document in relation to the transactions contemplated herein; and (D) as to the limited liability company authorization of the execution, delivery and performance of this Agreement and all related agreements, documents and certificates;

(vi)  a good standing certificate, or a copy thereof, relating to Seller and each of the Companies issued as of a recent date by the Secretary of State of their state of incorporation and the Secretary of State of each jurisdiction where each of the Companies is qualified to do business;

(vii)  resignations of all officers and managers of the Companies; and

(viii) such other documents and instruments as Buyer or its counsel may reasonably request to carry out the intent of this Agreement.

5.3  Conditions to the Obligation of Seller. Irrespective of the timing of the Closing, the obligation of Seller to effect the transactions contemplated in this Agreement is further subject to the satisfaction or waiver at or prior to the Closing of the following conditions:

(a)   The representations and warranties of Buyer contained in this Agreement shall be true and correct at and as of the date hereof and at and as of the Closing, as if made at and as of such time;

(b)   Buyer shall have performed in all material respects its obligations under this Agreement required to be performed by it at or prior to the Closing pursuant to the terms hereof;

(c)    Buyer shall have delivered or caused to be delivered to Seller all of the following documents:

(i)   Evidence of termination or modification acceptable to Seller of the Credit Support Agreement between Matrix Bancorp. Inc. and Compass Bank;

(ii)  a certificate, duly executed by the Secretary of Buyer, certifying: (A) a copy of Buyer's Articles of Organization, (B) as to the incumbency and signatures of Buyer's officers who are signing any document in relation to the transactions contemplated herein; and (C) a copy of resolutions duly adopted by the managers of Buyer, authorizing the execution, delivery and performance of this Agreement and all related agreements, documents and certificates;

(iii)  a good standing certificate relating to Buyer issued as of a recent date by the Colorado Secretary of State; and

(iv)  such other documents and instruments as Seller or its counsel may reasonably request to carry out the intent of this Agreement.

SECTION 6
INDEMNITY AND GUARANTY

6.1  Seller's Indemnification Liability. Seller will indemnify, defend and hold harmless Buyer and its members, managers, officers, agents, employees, insurers, attorneys, successors and assigns from and against any and all Damages arising out of or resulting from, directly or indirectly: (i) any breach by Seller of the terms of this Agreement, (ii) any misrepresentation or breach of warranty contained in this Agreement, (iii) failure to perform any covenant or obligation of Seller under this Agreement, or (iv) any Excluded Liability.

6.2  Buyer's Indemnification Liability. Buyer will indemnify, defend and hold harmless Seller and its shareholders, officers, managers, directors, agents, employees, insurers, attorneys, successor and assigns from and against any and all Damages arising out of or resulting from, directly or indirectly: (i) any breach by Buyer of the terms of this Agreement, (ii) any misrepresentation or breach of warranty contained in this Agreement, or (iii) failure to perform any covenant or obligation of Buyer under this Agreement, or (iv) the operation or ownership of the Companies following the Closing Date other than Excluded Liabilities.

6.3  Indemnification Claims Procedure.

For any indemnification claim made under Section 6.1 against Seller or under Section 6.2 against Buyer, the indemnified party shall give written notice, within 30 days of the party's actual knowledge of the claim, to the party potentially liable as an indemnifying party (referred to in this Section as an "Indemnitor") of any claim potentially giving rise to any Damages that has arisen or been asserted, provided that any failure or delay in giving notice shall not limit the other party's indemnity obligations under this Agreement except to the extent that such other party is proven to have been prejudiced by such failure or delay. The notice shall specify in reasonable detail the Damage, the basis for any anticipated liability and, if then determinable, the computation of the amount of the indemnification claim hereunder.

If the notice states that a claim has been made by a third party, the Indemnitor may, at its option, assume the defense of such claim if it admits its liability under this indemnity and provides evidence of financial ability to pay reasonably satisfactory to the indemnified party. The Indemnitor shall be liable to indemnify for any settlement of any such claim, the defense of which has been formally accepted by the Indemnitor, if the settlement is effected by the indemnified party with the Indemnitor's consent. Any defense of a claim accepted by the Indemnitor shall be conducted by counsel of good standing, and at the expense of the Indemnitor, except that if any proceeding involves both claims against which indemnity is granted hereunder and other claims for which indemnity is not granted hereunder, the expenses of defending against such claims shall be borne in proportion to the respective dollar amounts of the award of damages related to such claims. If no damages are awarded with respect to such claims, then expenses shall be shared equally. Each party shall make available to the other party and its attorneys and accountants all books and records of such party relating to any claim, and the parties agree to render to each other such assistance as may reasonably be requested to insure the proper and adequate defense of any such claim. The indemnified party may be a participant in the defense of any claim being defended by the Indemnitor at its own expense.

6.4  Limitations. A claim for indemnification under Section 6.1 must be made against the applicable Indemnitor within one year of the date hereof, except that a claim against Seller on account of (a) violations of the first two sentences of Section 2.2 or the first three sentences of Section 2.4, (b) any inaccuracies in the principal balances shown on the Loan Trial Balance or (c) any Excluded Liability, may be asserted at any time prior to the expiration of the statute of limitations applicable thereto, including any extension thereof agreed to by Buyer and Seller. No amounts shall be payable by Seller under Section 6.1 unless and until the aggregate amount otherwise payable by Seller in the absence of this clause exceeds $25,000 (the "Basket"), in which event Seller shall be liable for all amounts payable under Section 6.1 (including the first $25,000). In no event shall the amount payable by Seller under Section 6.1 exceed $1,000,000 (the "Cap"). Neither the Cap nor the Basket shall apply to a claim for indemnification against Seller based on willful misconduct, fraud, any Excluded Liability, a claim for breach of any representation or warranty set forth in the first two sentences of Section 2.2 or the first three sentences of Section 2.4, any inaccuracies in the principal balances shown on the Loan Trial Balance or any guaranty claim under Section 6.5.

6.5  Loan Portfolio Guaranty.

(a)   Seller guarantees payment of the loans held by the Company on the Closing Date (the “Loan Portfolio”), which loans are listed on Exhibit D hereto, up to an aggregate guaranty of $1,650,000 in the aggregate. In order for Buyer to obtain payment from Seller under this guaranty (the “Portfolio Guaranty”), Buyer must provide written notice to Seller of a payment default on a loan held in the Loan Portfolio and offer Seller the opportunity to repurchase the defaulted loan from Buyer or the Companies. If Seller does not repurchase said loan within the 30-day period following delivery of such notice, then Buyer may elect to address the default in such manner as it believes to reasonable and prudent under the circumstances, and Seller’s liability to Buyer under the Portfolio Guaranty for such loan shall include property disposition costs and expenses, sales commissions, scheduled interest payments to third parties and any other bona fide, fully documented, out-of-pocket expenses related to disposing of the loan. The Portfolio Guaranty expires on the fifth anniversary of the execution of this Agreement (the “Expiration Date”), except with respect to loans in the Loan Portfolio that are more than 30 days delinquent on the Expiration Date, for which loans a claim may continue to be made until the earlier of (i) the date that 12 consecutive monthly payments have been made on a timely basis on such loan or (ii) the date of final resolution of the defaulted loan.

(b)   Seller’s Portfolio Guaranty (i) is limited to the loans in the Loan Portfolio listed on Exhibit F and does not cover any new or replacement loans added to the Loan Portfolio after the Closing provided, however, if Buyer informs Seller of a defaulted loan under Section 6.5(a) and Seller has declines to repurchase such loan and Buyer or the Companies elect to address the default by restructuring or replacing the defaulted loan with a new or modified loan secured by substantially identical collateral, then the Portfolio Guaranty shall apply to the new loan as it did to the defaulted loan up to an amount equal to the principal balance of the defaulted loan at the time of the default; (ii) is made only to Buyer and the Companies so long as the Companies are owned and controlled by Buyer and Buyer is owned and controlled by its current members, and (iii) terminates if and to the extent that the Loan Portfolio or such loan is transferred, directly or indirectly, to any party other than Buyer, the Companies or an entity owned and controlled by Buyer or Companies, provided, however, that the Portfolio Guaranty shall not be terminated if the transfer is a sale and leaseback arrangement or other similar financing arrangement where the risk of loss from default remains with Buyer or the Companies after the transfer.

SECTION 7
MISCELLANEOUS

7.1  Costs and Expenses. Each party shall be responsible for all costs and expenses incurred by it in connection with this Agreement and the consummation of the transactions contemplated hereby (including, without limitation, all attorneys' fees and costs, all accountants' fees and costs and broker's fees and costs). The obligations contained in this Section 8.1 shall survive the termination of this Agreement.

7.2  Employees; Benefits. Effective at the Closing, the Companies shall cease to be participating employers in the Benefit Plans. Buyer shall pay Seller the cost of maintaining health insurance coverage through COBRA for the employees of the Companies who elect COBRA coverage until new coverage is available to such employees pursuant to a health insurance plan maintained by Buyer

7.3  Amendment; Waiver; Termination.

This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

At any time prior to the Closing, the parties may: (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto; (ii) waive any inaccuracies in the representations and warranties of the other parties contained herein or in any document, certificate or writing delivered pursuant hereto; or (iii) waive compliance with any of the agreements or conditions of the other parties hereto contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by any of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure by either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder.

The rights and remedies herein provided are cumulative and none is exclusive of any other, or of any rights or remedies that any party may otherwise have at law or in equity.

7.4  Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing. All such notices shall be delivered personally, by facsimile (with receipt confirmation) or by overnight courier, and shall be deemed given or made when delivered personally, the business day sent if sent by facsimile or one business day after delivery to the overnight courier for next business day delivery. All such notices are to be given or made to the parties at the following addresses (or to such other address as any party may designate by a notice given in accordance with the provisions of this Section):

If to Buyer:
SKS Ventures, LLC
1377 Gold Mine Lane
Evergreen, CO 80439
Attention: David Kloos
Facsimile No. (303) 526-7792

with a copy (which shall not constitute notice) to:

Brownstein Hyatt & Farber, P.C.
410 Seventeenth Street, 22nd Floor
Denver, Colorado 80439
Attention: Jeff Knetsch
facsimile No.: (303) 223-1111

If to Seller:

Equi-Mor Holdings, Inc.
c/o Matrix Bancorp, Inc.
700 17th Street, Suite 2100
Denver, CO 80202
Attention: Theodore J. Abariotes, General Counsel
Facsimile No.: (720) 946-1218

With a copy (which shall not constitute notice) to:

Davis Graham & Stubbs LLP
1550 17th Street, Suite 500
Denver, Colorado 80202
Attn: S. Lee Terry, Jr.
Facsimile No: 303-893-1379

7.5  Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

7.6  Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall be considered one and the same agreement.

7.7  Entire Agreement; Third Party Beneficiaries; Ownership Rights. This Agreement (including the documents and the instruments referred to herein): (i) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; and (ii) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

7.8  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

7.9  Governing Law; Venue. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Colorado without giving effect to the principles of conflicts of law thereof.

7.10  Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party; provided, however, that Buyer may assign its rights hereunder to any lender as security for providing financing of the transactions contemplated hereby. Subject to the first sentence of this Section 8.10, this Agreement will be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and assigns.

IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

SKS VENTURES, LLC

By: /s/ D. Mark Spencer
       D. Mark Spencer
       Manager

EQUI-MOR HOLDINGS, INC.

By: /s/ Michael J. McCloskey
       Name: Michael J. McCloskey
       Title: President

GUARANTIES

Guaranty of Seller’s Obligations. In order to induce Buyer to purchase the Interests and enter into the Agreement and because it has determined that executing this Guaranty is in its interest and to its financial benefit as the sole stockholder of Seller, MATRIX BANCORP, INC. ("MBI") hereby absolutely and unconditionally guaranties to Buyer, as primary obligor and not merely as surety, the performance of all obligations of Seller under this Agreement, including but not limited to the full and prompt payment of Seller’s indemnification obligations, the Portfolio Guaranty and any other payments which the Agreement requires to be made by Seller, when due, whether at stated maturity, by acceleration or otherwise (the “Seller Liabilities”). MBI will not only pay the Seller Liabilities, but will also reimburse Buyer for any costs and expenses, including reasonable attorney's fees, that Buyer may incur in collecting the Seller Liabilities from Seller or MBI, and for enforcing this Guaranty.

MATRIX BANCORP, INC.

By: /s/ Michael J. McCloskey
Name: Michael J. McCloskey
Vice President

Guaranty of Buyer’s Obligations. In order to induce Seller to sell the Interests to Buyer and enter into the Agreement and because they have each determined that executing this Guaranty is in their individual and collective interest and to their individual and collective financial benefit as the sole holders of the membership interests of Buyer, each of RICHARD V. SCHMITZ, DAVID KLOOS and D. MARK SPENCER (collectively the “Members” and individually a “Member”) hereby absolutely and unconditionally guaranties to Seller, jointly and severally, as primary obligor and not merely as surety, the performance of all obligations of Buyer under this Agreement, including but not limited to the full and prompt payment of Buyer’s indemnification obligations and any other payments which the Agreement requires to be made by Buyer, when due, whether at stated maturity, by acceleration or otherwise (the “Buyer Liabilities”). Each of the Members, or any one Member, will not only pay the Buyer Liabilities, but will also reimburse Seller for any costs and expenses, including reasonable attorney's fees, that Seller may incur in collecting the Buyer Liabilities from Buyer, the Members or any Member, and for enforcing this Guaranty.

/s/ Richard V. Schmitz
RICHARD V. SCHMITZ

/s/ David Kloos
DAVID KLOOS

/s/ D. Mark Spencer
D. MARK SPENCER

EXHIBIT A

Definitions

"Affiliate" means, with respect to any Person, any other Person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise, and the terms "controlled" and "controlling" have meanings correlative thereto.

"Code" means the Internal Revenue Code of 1986, as amended from time to time.

"Contract" means any contract, lease, license, purchase order, sales order or other written agreement, practice or commitment which survives the Closing and is binding upon a Person or its property.

"Damages" means any liabilities, assessments, judgments, remediations, diminution in value, and costs or expenses (including out-of-pocket expenses for reasonable attorneys, consultants' and other professional fees) and any direct or indirect, consequential or special damages, but excluding punitive damages, except for punitive damages payable to a third party.

"Encumbrance" means any lien, mortgage, security interest, pledge, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership excluding, however, liens for current taxes not yet due and payable and minor imperfections of title or encumbrances that would not reasonably be expected to have a Material Adverse Effect on the property or the operations thereon.
"Excluded Liabilities" means liabilities of the Company representing or attributable to (i) any Federal, state or local Tax incident to or arising out of the operation of the Business up to and including April 30, 2006 or such later date as the transactions contemplated by this Agreement become effective; (ii) any Federal, state or local Tax or fee incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or any related documents or the consummation of the transactions contemplated hereby, including but not limited to all fees and expenses payable to attorneys, accountants, auditors or brokers; (iii) any liability with respect to the Benefit Plans administered by Seller; (iv) any liability related to assets and subsidiaries owned by the Companies that will be distributed to Seller or an Affiliate of Seller prior to or at Closing; (v) any liabilities with respect to claims by Reliant Energy for services provided to 7603 Bellfort Street, Houston, Texas prior to the Closing Date; and (vi) any liability in excess of $10,000 related to the Palasota Lawsuit over the LTTS broker for Flower Mound. For the avoidance of doubt, only those liabilities and obligations that appear on the Last Balance Sheet and are designated as Excluded Liabilities on Schedule 2.6 shall be Excluded Liabilities hereunder.

"Law" means any statute, law, ordinance, regulation, order or rule of any Governmental Authority, including those covering environmental, energy, safety, health, transportation, bribery, record keeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters, as well as any applicable principle of common law.

"Material Adverse Effect" means a material adverse effect on the operations, personnel, results of operations or financial condition of the Companies, taken as a whole.

"Person" means an individual, partnership, corporation, limited liability company, joint stock company, unincorporated organization or association, trust, joint venture, association or other organization, whether or not a legal entity, or a governmental authority.

"Proprietary Rights" means all patents, trademarks, service marks, copyrights, trade names, software and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith.

"Tax(es)" means any federal, state, local, or foreign income, gross receipts, business taxes, taxes on services, license, payroll, employment, excise, transportation, energy, severance, stamp, occupation, premium, windfall profits, pollution or environmental (including taxes under Section 59A of the Code), custom duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, ad valorem, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and any amounts payable pursuant to the determination or settlement of an audit.